Exhibit 3.1.53

CERTIFICATE OF INCORPORATION

OF

NET RADIO SALES, INC.

* * * * *

1.	The name of the corporation is Net Radio Sales, Inc.

2.	The address of its registered office in the State Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware. The name of its registered agent at such address is National Registered Agents.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000) with par value of One Dollar ($1.00) per share.

5.	The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
Robert J. Maccini	170 Westminster Street
Suite 701
Providence, RI 02903

6.	The corporation is to have perpetual existence.

7.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve Intentional misconduct or a Knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Laws, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of July, 2007.

By:	/s/ Robert J. Maccini
Robert J. Maccini
Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NET RADIO SALES, INC.

NET RADIO SALES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certified that:

FIRST: Article 1 of the Certificate of Incorporation of the Corporation be and it hereby is amended in its entirety to read as follows:

“1. The name of the corporation is KATZ NET RADIO SALES, INC.”

SECOND: Article 2 of the Certificate of Incorporation of the Corporation be and it hereby is amended in its entirety to read as follows:

“2. The address of its registered agent in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.”

THIRD: The Corporation has not received any payment for any of its stock.

FOURTH: The amendment of the Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 9th day of August 2007.

/s/ RICHARD W. WOLF
RICHARD W. WOLF,
Vice President